Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Patient Portal Technologies, Inc.
8276 Willett Parkway
Baldwinsville, NY 13027

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 9, 2007, relating to the financial statements of Patient Portal Technologies, Inc. which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We further consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated July 11, 2007, relating to the financial statements of TB&A Hospital Television, Inc. which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Linda Walden, CPA
Walden Certified Public Accountant, P.A.
Sunny Isles, Fl
Dated: April 25, 2008